Exhibit 10.2

MANAGEMENT AGREEMENT

This Agreement is entered into effective  08/31/12 by and between LF GEORGE PROPERTIES CORP. (the ``Owner‘’) and LFG MANAGEMENT CORP. (the ``Property Manager‘’).

Recitals

A. Owner owns the mixed use and/or commercial and/or residential properties detailed in the attached Exhibit A (the ``Premises‘’).

B. Owner desires to retain the services of Property Manager to manage and operate the Premises on the terms and conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1. MANAGEMENT SERVICES

Authorization to Manage Premises

1.01. Owner hereby authorizes Property Manager to act as manager of the Premises, with the authority to direct, supervise, and manage the operation of the Premises on the terms and conditions set forth in this Agreement. Owner agrees that Property Manager may from time to time elect to hire or authorize third parties to carry out Property Manager’s responsibilities under this Agreement.

ARTICLE 2. LEASING OF PREMISES

Leasing to Tenants

2.01. Property Manager shall use all reasonable efforts to keep the Premises leased by procuring tenants for the Premises and negotiating and executing on behalf of Owner all leases for units in the Premises.

Property Manager as Exclusive Leasing Agent

2.02. Property Manager shall be and shall act as Owner’ exclusive agent in leasing the Premises.

Authority and Duty to Enforce Leases

2.03. Property Manager is authorized to serve notices to vacate on tenants and to institute any action or proceeding it deems necessary to: recover possession of leased premises; or to recover rent, charges, or other sums payable to Owner.  Property Manager may compromise and settle or otherwise discontinue any such action or proceeding.  In exercising the authority granted by this Paragraph, Property Manager may incur collection fees, costs, and legal fees, and any such fees or costs shall be considered operating expenses of the Premises.

Security Deposits

2.04. Property Manager shall collect a security deposit from each tenant in an amount equal to the maximum then authorized by law.  Property Manager shall collect and disburse each security deposit in accordance with the requirements of the governing lease and then-applicable law. Within 15 days after execution of this Agreement, Owner shall deliver to Property Manager a rent roll and a list of security deposits held with respect to each separate property included in the Premises.

Collection of Rents and Other Receipts

2.05. Property Manager shall collect all rents, charges, and other amounts receivable in connection with the management and operation of the Premises.

ARTICLE 3.  OPERATION AND MAINTENANCE

Employees and Other Personnel

3.01. On behalf of Owner, Property Manager shall hire, discharge, supervise, and pay all employees, contractors, and other personnel necessary for the management and operation of the Premises. Property Manager shall not discriminate against any employee or prospective employee because of race, creed, color, national origin, or sex or any other classification then protected by law.

Maintenance

3.02.Property Manager shall cause the Premises to be maintained in a good, clean, and sanitary condition acceptable to Owner at all times, and to be repaired as necessary to maintain this condition.

Services and Utilities

3.03. Property Manager shall contract on Owner’s behalf for all services and utilities necessary for the efficient operation and maintenance of the Premises, including water, electricity, gas, telephone, pest extermination and rubbish hauling.

Compliance with Governmental Regulations

3.04. Property Manager shall comply with all building codes, zoning and licensing requirements, and other requirements of federal, state, and local authorities having jurisdiction over the Premises.

Insurance

3.05. Property Manager is authorized to and shall purchase any insurance deemed necessary by Property Manager to protect the Premises and Owner’s interest in the Premises.

ARTICLE 4. COMPENSATION OF PROPERTY MANAGER

Collection of Rent

4.01. Property Manager shall use its best efforts to collect all rents and revenues from the Premises.

Deposit of Revenues

4.02. Property Manager shall establish and maintain, in a bank of Property Manager’s choice, a bank account for the deposit of all rent and other revenue collected from the Premises. If desirable, the Property Manager may establish a separate account for each separate parcel of property among the Premises, or may use a single bank account, so long as Property Manager’s accounting records are sufficient to provide separate operating statements for each separate parcel of property included in the Premises.

Disbursement of Revenues

4.03. From the funds collected and deposited in the deposit account described in Paragraph 4.02 of this Agreement, Property Manager shall cause to be disbursed regularly and punctually all recurring operating expenses of the Premises and all other disbursements related to the Premises as authorized by this Agreement.

Compensation of Property Manager

4.04. As compensation for his services rendered under this Agreement, Property Manager shall be entitled to keep for his own account any excess of revenues collected over expenses disbursed relating to the Premises after paying to Owner a monthly sum of $400.00 per month.

Property Manager Not Responsible for Excess of Expenses over Revenues

4.05.  In the event the revenues collected by Property Manager in any given time period are insufficient to cover all of the disbursements provided for in Paragraph 4.03, Property Manager shall not be required to make up any such shortfall in funds.

ARTICLE 5.  ACCOUNTING RECORDS AND REPORTS

Books and Records

5.01. Property Manager agrees to keep accurate, complete, and separate books and records of account in accordance with accepted accounting standards and procedures on the basis of a calendar year.

Filing of Tax and Other Returns and Reports

5.02. Property Manager shall prepare and file all tax returns and other documents required under federal and state tax laws with respect to the Premises. Further, the Property Manager shall prepare and provide to Owner all information a detailed accounting schedules necessary for Owner to prepare and file Owner’s income tax returns with respect to results of operations of the Premises.

ARTICLE 6.  TERMINATION

Term

6.01. This Agreement shall be effective as of the date first set forth in this Agreement and shall continue until December 31, 2015 (``original expiration date’‘), unless the Agreement is:  (1) terminated prior to the original expiration date pursuant to the terms of this Agreement; or (2) renewed pursuant to Paragraph 6.02 of this Agreement.

Renewals

6.02. This Agreement shall be automatically renewed, on the same terms and conditions set forth in this Agreement, for a period of one year beyond the original expiration date, unless at least 30 days prior to the original expiration date, either party gives the other written notice that it elects to terminate the Agreement as of the original expiration date.  If this Agreement is renewed beyond the original expiration date, the provisions for renewal, notice, and termination contained in this Paragraph shall apply to each subsequent renewal period.

Termination by Notice

6.03. Either party to this Agreement may elect to cancel and terminate this Agreement with cause as of the close of business on the last day of any calendar month by giving written notice to the other party at least 30 days prior to the termination date.

Termination on Sale

6.04. Owner shall notify Property Manager at least 30 days before an anticipated transfer of title to the Premises.  On transfer of title to the Premises, this Agreement shall automatically terminate.

ARTICLE 7.  MISCELLANEOUS

Attorneys’ Fees

7.01. If any litigation is commenced between the parties to this Agreement concerning the Premises, this Agreement, or the rights and duties of either party with respect to this Agreement, the party prevailing in the litigation shall be entitled, in addition to any other relief that may be granted in the litigation, to a reasonable sum as and for its attorneys‘ fees in the litigation that shall be determined by the court in the litigation or in a separate action brought for that purpose.

Prohibition against Assignment

7.02. Property Manager shall not assign this Agreement without Owner’s prior written consent.

Binding on Heirs and Successors

7.03. The provisions of this Agreement shall be binding on and shall inure to the benefit of both of the parties and to their respective heirs, executors, administrators, successors, and assigns, but nothing in this Paragraph shall be construed as a consent by Owner to any assignment of this Agreement or any interest in it by Property Manager except as provided in Paragraph 7.02 of this Agreement.

Partial Invalidity

7.04. In the event any provision of this Agreement is held by a court of competent jurisdiction to be either invalid, void, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.

Sole Agreement

7.05. This Agreement constitutes the sole agreement between the parties regarding the matters contained in it.

Owner’s Consent

7.06. Any consent of Owner required under this Agreement shall not be effective unless it is in writing and signed by Owner.

Modifications

7.07. This Agreement may not be changed or modified except by a writing executed by both of the parties.

Governing Law

7.08. The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of California.

Executed on ____________________ , at San Francisco, California.

LF GEORGE PROPERTIES-OWNER	LFG MANAGEMENT-PROPERTY MANAGER

By: /s/ Mr. George Lam	By: /s/ Suzanne Lo
Its	Its

SCHEDULE A

Schedule of Properties in the Premises

Street Address	Description (Units, Residential, commercial or mixed use)
160 8th Street San Francisco, CA	Management Fee - $400.00